Exhibit 2

SHARE PURCHASE AGREEMENT

Dated May 22, 2013

PARTIES:

(A)	Apollo Omega (Lux) S.à r.l., a private limited liability company incorporated under the laws of Luxembourg, whose registered office is at 44, Avenue J. F. Kennedy, L - 1855, Grand Duchy of Luxembourg.

(B)	AMI (Luxembourg) S.à r.l., a private limited liability company incorporated under the laws of Luxembourg, whose registered address is at L-2540 Luxembourg, Rue Edward Steichen 15 (each of Apollo Omega (Lux) S.à r.l. and AMI (Luxembourg) S.à r.l., an “Apollo Shareholder” and together, the “Apollo Shareholders”).

(C)	Rio Tinto International Holdings Ltd., a private limited company incorporated under the laws of England and Wales, whose registered office is at 2 Eastbourne Terrace, London, W2 6LG, United Kingdom (“Rio Tinto Shareholder” and together with the Apollo Shareholders, the “Sellers”, and the Apollo Shareholders (taken together) and the Rio Tinto Shareholder are each a “Seller”).

(D)	Fonds Stratégique d’Investissement, a société anonyme incorporated under the laws of France, whose registered office is at 56 rue de Lille, 75007, Paris (the “Buyer”).

WHEREAS:

(A)	Each of the Sellers is a holder of Class A ordinary shares of Constellium N.V., a public limited liability company incorporated under the laws of the Netherlands (the “Company”), par value €0.02 per share (“Shares”).

(B)	The Company and the Sellers intend to conduct an initial public offering (the “IPO”), pursuant to which each would sell Shares to the public.

(C)	The Company has filed a Registration Statement on Form F-1 with the United States Securities and Exchange Commission (the “Commission”), which Registration Statement contains a preliminary prospectus (the first such preliminary prospectus distributed to public purchasers in the IPO, the “Preliminary Prospectus”) used for the purpose of offering Shares by the Company and the Sellers.

(D)	The Company and the Sellers intend to enter into an underwriting agreement with the underwriters named therein (the “Underwriting Agreement”) pursuant to which the underwriters will agree to sell Shares in the IPO to the public at a specified price (the “IPO Offering Price”).

IT IS AGREED:

SECTION 1
PURCHASE AND SALE
1.1            Purchase Price; Payment.  The Buyer hereby agrees that it shall, on the date hereof, place a binding order with the underwriters of the IPO to purchase 4,445,488 Shares (the “Purchased IPO Shares”) in the IPO at a per Share purchase price equal to the IPO Offering Price, such price not to exceed $19.  For the avoidance of doubt, the underwriters shall be entitled to receive their full gross spread with respect to the Purchased IPO Shares purchased by the Buyer.  The Sellers shall use best efforts to cause the underwriters in the IPO to allocate the Purchased IPO Shares to the Buyer.

1.2            Registration Statement.  The Sellers hereby undertake that the amended Registration Statement that will be filed with the Commission prior to the IPO will contain disclosure stating that Apollo and Rio Tinto shall use best efforts to cause the underwriters to allocate to FSI a number of Shares equal to the number of Purchased IPO Shares in the context of the IPO.

SECTION 2
STANDSTILL
2.1            Standstill.  The Buyer agrees that if the Buyer acquires Purchased IPO Shares pursuant to Section 1.1, then until the first anniversary of the Closing Date (as defined below), it shall not, and shall cause each of its affiliates not to, directly or indirectly, in any manner, alone or in concert with others, acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the U.S. Securities Exchange Act of 1934), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities that would result in the Buyer and its affiliates owning, controlling or otherwise having any beneficial or other ownership interest in the Company which in the aggregate is greater than (i) the Buyer IPO Percentage Interest (as defined below) or (ii) if the Buyer Percentage Interest, upon completion of the IPO and any exercise of the underwriters’ over-allotment option for the IPO, was less than 12.5% of the total amount of Shares then outstanding, then commencing on the six-month anniversary of the Closing Date, 12.5% of the total amount of Shares outstanding; provided, however, that the Buyer shall not be deemed to be in breach of this Section 2.1 to the extent that the Buyer Percentage Interest exceeds the Buyer IPO Percentage Interest as the result of share repurchases or similar actions by the Company that reduce the number of outstanding Shares; and provided, further, that if the Company undertakes a pro rata distribution of Shares or a rights offering to shareholders to acquire Shares, this Section 2.1 shall not prevent the Buyer from acquiring Shares thereby.

2.2            Exceptions.  The prohibitions set forth in Section 2.1 shall cease to apply:

(a)            upon the waiver in writing of such prohibition granted by the Apollo Shareholders and the Rio Tinto Shareholder, acting jointly; it being understood that such prohibition may be waived in whole or in any part; or

(b)            in the event that the Buyer Percentage Interest is reduced as a result of a merger, consolidation, share exchange or other business combination involving the issuance by the Company of Shares representing an amount greater than 20% of the total number of outstanding Shares prior to such transaction, on the later of (A) the six month anniversary of the Closing Date and (B) the date of such reduction; or

(c)            in the event that the sum of the Apollo Percentage Interest (as defined below) and the Rio Tinto Percentage Interest (as defined below) is reduced to be less than 40 percent, on the later of (A) the six month anniversary of the Closing Date and (B) the date on which the sum of the Apollo Percentage Interest and the Rio Tinto Percentage Interest falls below 40 percent; or

(d)            in the event that a third party who is unaffiliated with any of the Apollo Shareholders, the Rio Tinto Shareholder, the Company or the Buyer acquires beneficial ownership of a number of Shares which represents at least 15% of the total amount of then outstanding Shares of the Company, on the later of (A) the six month anniversary of the Closing Date or (B) the date on which the third party crosses the 15% threshold.

(e)            Certain Definitions.  For purposes of this Agreement:

(i)            “Apollo Percentage Interest” shall mean the percentage calculated by dividing (i) the total number of Shares owned by the Apollo Shareholders and their affiliates by (ii) the total number of outstanding Shares.

(ii)           “Buyer IPO Percentage Interest” shall mean the Buyer Percentage Interest calculated as of the Closing Date.

(iii)         “Buyer Percentage Interest” shall mean the percentage calculated by dividing (i) the total number of Shares owned by the Buyer and its affiliates by (ii) the total number of outstanding Shares.

(iv)         “Closing Date” shall mean the date on which the Buyer acquires Purchased IPO Shares pursuant to Section 1.1.

(v)          “Rio Tinto Percentage Interest” shall mean the percentage calculated by dividing (i) the total number of Shares owned by the Rio Tinto Shareholder and its affiliates by (ii) the total number of outstanding Shares.

2.3            Lock-Up Undertaking.  The Buyer agrees to enter into a customary lock-up undertaking in connection with the IPO in substantially the same form as entered into by the Sellers.

SECTION 3
REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of the Sellers. Each of the Sellers, severally and not jointly, represents and warrants to the Buyer that, as of the date hereof and as of the Closing Date:

(a)            such Seller is duly organized, validly existing and in good standing (as applicable) under the laws of the jurisdiction that governs it, and has the full power and authority to carry on its business as now conducted and to own its assets;

(b)            such Seller has full power and authority to enter into this Agreement;

(c)            this Agreement has been duly and validly executed and delivered by such Seller and, assuming the due execution and delivery thereof by the Buyer, is a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity; and

(d)            the execution and delivery of this Agreement by such Seller and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate the organizational or trust documents of such Seller; or (ii) require any consent, approval, order or authorization of or other action by any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”) or any registration, qualification, declaration or filing (other than any filings required to be made with the Commission under Regulation 13D) with or without notice to any Governmental Entity, in each case on the part of, or with respect to, such Seller, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which such Seller may be required to obtain, give or make as a result of the specific legal or regulatory status of the Buyer or any of its affiliates or as a result of any other facts that specifically relate to the Buyer or any of its affiliates.

3.2            Representations of the Buyer.  The Buyer represents and warrants to each Seller that, as of the date hereof and as of the Closing Date:

(a)            it is duly organized, validly existing and in good standing under the laws of the jurisdiction that governs it, and has the full power and authority to carry on its business as now conducted and to own its assets;

(b)            this Agreement has been duly and validly executed and delivered by it, and, assuming the due execution and delivery thereof by each Seller, is a valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity;

(c)            it has full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including to purchase, acquire and accept from the underwriters all right, title and interest in and to the Purchased IPO Shares;

(d)            the execution and delivery of this Agreement by it and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate the organizational documents of it; or (ii) require any consent, approval, order or authorization of or other action by any Governmental Entity or any registration, qualification, declaration or filing (other than those that have been obtained or made and any filings required to be made with the Commission under Regulation 13D) with or without notice to any Governmental Entity, in each case on the part of or with respect to it, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby;

(e)            there is no Proceeding pending or, to its knowledge, threatened, against it relating to the transactions contemplated by this Agreement;

(f)            the Buyer has available to it, and will have at the Closing, sufficient funds to consummate the purchase of the Purchased IPO Shares hereunder; and

(g)            it is relying on its own due diligence and review of the Company, its operations, financial condition and prospects, and acknowledges that none of the Sellers makes any representation or warranty of any kind, and specifically makes no representation or warranty of any kind regarding the business, operations, financial condition or prospects of the Company.

SECTION 4
MISCELLANEOUS

4.1            Notice.  Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by facsimile transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such party set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or facsimile transmission or one day after deposit with a reputable overnight courier service.
If to Apollo, to:
Apollo Omega (Lux) S.à r.l.
AMI (Luxembourg) S.à r.l.
c/o Apollo Management International LLP
25 St. George Street
London W1S 1FS
United Kingdom
Facsimile:  +44 (0) 20 7016 5066
Attention:   Mr. Gareth Turner
Mr. Matthew Nord

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
United States
Facsimile:   +1 212-403-2000
Attention:    Mr. Andrew J. Nussbaum

If to Rio Tinto, to:

Rio Tinto International Holdings Ltd.
2 Eastbourne Terrace
London W2 6LG
United Kingdom
Facsimile:   +44 (0)20 7781 1812
Attention:  Group Counsel - Strategic Projects

With a copy (which shall not constitute notice) to:

Linklaters LLP
One Silk Street
London
EC2Y 8HQ
Facsimile:  +44 (0)20 7456 2222
Attention: Ian Bagshaw / Jessamy Gallagher

If to FSI, to:

Fonds Stratégique d’Investissement
56 rue de Lille
Paris 75007
France
Facsimile:   + 33 1 58 50 12 07
Attention:   Mr. Bertrand Finet

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
2, rue de la Baume
Paris, 75008
France
Facsimile:   +33 1 4289 5790
Attention:  Arthur de Baudry d’Asson

4.2            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law.  Each party irrevocably agrees and consents that any legal proceedings or actions arising hereunder shall be brought and determined exclusively in the federal courts located in State of New York.

4.3            Successors and Assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

4.4            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic delivery or otherwise) to the other parties.

4.5            Remedies.

(a)            Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(b)            All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

4.6            Entire Agreement.  This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APOLLO OMEGA (LUX) S.À R.L.
(société à responsabilité limitée)
Registered office: 44, Avenue J. F. Kennedy
L - 1855 Luxembourg, Grand Duchy of Luxembourg
Share capital: EUR 12,500
R.C.S. Luxembourg: B 153.031

By:	/s/ Katherine G. Newman
Name: Katherine G. Newman
Title: Class A Manager, Authorized Person

AMI (LUXEMBOURG) S.À R.L.
(société à responsabilité limitée)
Registered office: 44, Avenue J. F. Kennedy
L - 1855 Luxembourg, Grand Duchy of Luxembourg
Share capital: EUR 12,500
R.C.S. Luxembourg: B 141.573

By:	/s/ Katherine G. Newman
Name: Katherine G. Newman
Title: Class A Manager, Authorized Person

RIO TINTO INTERNATIONAL HOLDINGS LTD.

By:	/s/ Abel Martins Alexandre
Name: Abel Martins Alexandre
Title: Vice President, Strategy

FONDS STRATÉGIQUE D’INVESTISSEMENT

By:	/s/ Bertrand Finet
Name: Bertrand Finet
Title: Director

[Signature Page to Share Sale Agreement]